EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Gerdau S.A.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-179182 and No. 333-171217) of Gerdau S.A. of our reports dated March 30, 2020, with respect to the consolidated balance sheets of Gerdau S.A. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appear in the December 31, 2019 annual report on Form 20-F of Gerdau S.A.

/s/ KPMG Auditores Independentes

Porto Alegre, Brazil

March 30, 2020